EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES REVISED FLEET PLAN

Company to Introduce Boeing 767-300ER Aircraft in 2004

Peachtree City, GA – February 6, 2004 – World Airways, Inc. (NASDAQ: WLDA) today announced that its Board of Directors has approved a revised fleet plan as part of its five-year strategic plan. World Airways operated a fleet of 18 wide-body aircraft at the end of 2003 comprised of 11 MD-11 and 7 DC-10-30 aircraft.

The first phase of the revised fleet plan calls for the introduction of two Boeing 767-300ER passenger aircraft, which were originally approved by the Board of Directors in August 2003. The Company plans to add these two Boeing 767 aircraft to the fleet by the fourth quarter of 2004, and will replace two DC-10-30 passenger aircraft that come off lease later this year. Coupled with the return of two of its most expensive DC-10-30 cargo aircraft this month, the total fleet size at the end of 2004 is projected to be 16 aircraft.

The current plan for 2005 is to increase the fleet to 17 aircraft with the net growth being realized through the addition of a third and fourth 767-300ER, the scheduled return of two MD-11 and one DC-10-30 passenger aircraft and the addition of two freighter aircraft. The Company plans to evaluate the feasibility of adding the 747-400SF freighter to its operating certificate in order to meet its freighter requirements.

As the operating leases for three of World’s MD-11 freighter aircraft expire in 2006, the Company anticipates that it will be able to either renegotiate significantly lower lease rates on these aircraft, or secure replacement units at lower lease rates. The plan anticipates measured fleet growth through the period 2006-2008 with additional aircraft of the same type, as market demand dictates and economically feasible lease rates allow.

Hollis Harris, chairman and CEO, stated “The new fleet plan is confirmation of our success in positioning World Airways for measured growth with a wider array of service offerings for our customers. Both the 767-300ER on the passenger side and the 747-400SF on the cargo side will allow us to effectively compete for more commercial clients to augment our strong military business.”

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]

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